Exhibit 99.1

Jan 28, 2016

Nasdaq Chief Financial Officer Lee Shavel to Retire

NEW YORK, Jan. 28, 2016 (GLOBE NEWSWIRE) — Nasdaq (Nasdaq:NDAQ) today announced that Lee Shavel, Chief Financial Officer and Executive Vice President, Corporate Strategy will retire, effective March 31, 2016.

Shavel joined Nasdaq in 2011 from Bank of America Merrill Lynch and was responsible for Accounting, Treasury, Corporate Strategy, Financial Planning & Analysis, Investor Relations, Risk Management and Global Facilities. During his nearly five-year tenure as CFO, Shavel advanced the company’s return on invested capital framework to guide capital allocation decisions, initiated the company’s dividend and dividend policy as a core pillar of capital deployment, and reorganized the company’s financial reporting with increased transparency. Since adding Mr. Shavel to the senior leadership team, Nasdaq’s total shareholder return has more than doubled that of the S&P 500, and both absolute and relative valuation have improved substantially.

“We have been fortunate to have someone with Lee’s talent and skills working for us,” said Bob Greifeld, CEO, Nasdaq. “He has been instrumental in framing our capital allocation strategy and in helping investors understand the value of our company. We thank him for his valuable service to our organization and wish him well in the future.”

“I have been honored to serve Nasdaq and am particularly gratified that the policies I’ve implemented have contributed to increased value for shareholders,” said Lee Shavel, CFO, Nasdaq. “Having accomplished much during my time here, I leave knowing that the company is in a strong financial position. I am excited to pursue the next chapter of my career which will apply my experience at the corporate board level.”

Shavel has accepted a position to join the Board of Directors of a public company.

Ron Hassen, Senior Vice President and Corporate Controller, Nasdaq, will serve as interim CFO, as the company conducts an active search to fill the role. Mr. Hassen has been with Nasdaq for nearly 15 years and previously served as interim Chief Financial Officer.

About Nasdaq:

Nasdaq, Inc. (Nasdaq:NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,600 listed companies with a market value of approximately $8.8 trillion and more than 10,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com

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